Exhibit 16.1

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660
________________________________________________________________________

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We are the former independent registered accountant of Kryptic Entertainment, Inc. We have read the Company’s Current Report on Form 8-K/A dated March 3, 2011, and are in agreement with the contents in regard to our firm. For the remainder of the Current Report on Form 8-K/A, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

Weinberg & Baer LLC
Baltimore, Maryland
March 3, 2011